Exhibit 99.1

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of AEON Biopharma, Inc., and that this agreement may be included as an exhibit to such joint filing.

Dated: March 7, 2025		The Palmisano Family, LLC a Florida limited liability company
	By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	Sole Manager

/s/ Robert J. Palmisano
Robert J. Palmisano